Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Plan Administrator
TransCanada 401(k) and Savings Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-151736) on Form S-8 of TransCanada Corporation of our report dated June 29, 2009 relating to the statements of net assets available for plan benefits of the TransCananada 401(k) and Savings Plan as of December 31, 2008, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2008, which report appears in the December 31, 2009 Annual Report on Form 11-K of the TransCanada 401(k) and Savings Plan.

/s/ Eide Bailly LLP

Greenwood Village, Colorado
June 28, 2010